Exhibit 10.4

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) is entered into this 22nd day of January 2024 (the “Effective Date”), by and between, Progressive Health of Houston, LLC, a Mississippi limited liability company (“Company”), with a business address of 265 North Lamar Blvd., Suite C, Oxford MS 38655, and Southern Health Corporation of Houston, Inc., a Georgia corporation (“Client”), with a business office located c/o SunLink Health Systems, Inc., 900 Circle 75 Parkway, Suite 690, Atlanta, GA 30339 (“Client”). Company and Client are sometimes referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS, Company owns and operates an acute care hospital licensed for 49 beds known as Trace Regional Hospital in Houston, Mississippi (the “Hospital”) together with three clinics and a MOB (collectively, “Trace Regional”), and Company and Client are parties to a certain purchase agreement of even date (the “Purchase Agreement”) whereby Company has agreed to acquire the ownership and operation of all the Hospital buildings and improvements and underlying real estate of Trace Regional pursuant to that certain Real Estate Purchase Agreement (the “Real Estate Purchase Agreement”);

WHEREAS Company is experienced in managing and operating hospitals and medical facilities; and

WHEREAS, Client and Company desire to enter into this Agreement pursuant to which Company will provide the services set forth herein on behalf of Client pending Company’s receipt of approval from the Mississippi Department of Health for a change of control of Trace Regional;

.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.
Services. Client hereby engages Company to perform the following services during the Term subject always to Client’s central guidance and control, Client retaining the right of prior approval of all policies developed by Company prior to their implementation at the Hospital: general management of day-to-day operations tasks, clinical and administrative staffing, medical directors, general operations responsibility, provision of equipment and/or software, general management and operation of substantially all the Hospital, Clinics and MOB of Trace Regional, and the billing and collection services set forth in Section 2 hereof (collectively, the “Services”). If Client wishes to change the scope of the Services or wishes to obtain additional services, Client shall so advise Company in writing and the Parties will undertake to mutually agree on the terms and conditions of any changes to this Agreement which may be required. Client and Company expressly agree that in performing the Services, Company shall ensure that the operations of the Hospital, the Clinics, and the MOBs (the “Operations”) shall be conducted in a reasonable manner in the ordinary course of business, in compliance with all applicable laws and regulations, and generally consistent with Client’s past operations thereof, including providing substantially the same type medical services as provided by Client, in each case, immediately prior to the date of this Agreement. Company is not authorized to change the Operations or develop and implement policies and procedures which are inconsistent with those in place immediately prior to the date of this Agreement without Client’s prior approval.

2.
Financial Matters.

a.
Billing and Collections. Company shall bill on Client’s behalf and collect from patients, insurance companies, and any and all other third-party payors all fees for services performed at the Hospital and the Clinics, and Company shall have the full authority to receive on behalf of Client any cash, checks, drafts, notes, and other instruments for the payment of money received on account of Client (collectively, “Revenue”). All Revenue so collected (whether by Company and/or Client) shall be deposited into Company’s master account; provided, however, that the foregoing Revenue shall not be commingled with Company’s other funds. If Client comes into possession or control of any funds payable to or receivable by Client, Client shall deposit the same, and shall cause the same to be deposited, into Company’s master account. Company shall have no obligation to account to Client for any interest earned with respect to its master account. At Company’s option, Company may delegate any or all of the duties set forth in this Section 2(a) to another person or entity designated by Company. The parties shall comply with all governmental requirements respecting the billing and collection of fees for Client’s services, and if and to the extent this Agreement is or becomes inconsistent with such requirements, this Agreement shall be amended by the parties or deemed amended by the parties as necessary to comply with such requirements.

b.
Power of Attorney. To facilitate the performance of Company’s billing and collection activities under Section 2(a), Client hereby appoints Company for the term of this Agreement as its true and lawful attorney-in-fact for the following purposes: (i) to bill patients, insurance companies, and all other third-party payors in Client’s name, on Client’s behalf, and using Client’s NPI and applicable provider numbers for all charges; (ii) to collect accounts receivable generated by such billings in Client’s name and on Client’s behalf; and (iii) to endorse for deposit into Company’s master account any checks received for services performed at the Hospital and the Clinics. Company’s appointment as Client’s attorney-in-fact is, during the term, exclusive, coupled with an interest, and irrevocable.

3.
Term.

a.
The term of this Agreement shall commence on the day this Agreement is executed and delivered by the parties ate and shall continue for a period of 60 calendar days thereafter (the “Term”) unless terminated in accordance with subsection (b) below, provided, however, this Agreement shall automatically terminate upon the completion or approval of the change of ownership process by the Mississippi Department of Health in connection with Company’s purchase of Trace Regional.

b.
Either Party may terminate this Agreement upon the occurrence of any of the following events:

(i)
Upon the material breach of this Agreement of the other Party, if such breach remains uncured for ten (10) days following written notice (given in the same manner as required under the Real Estate Purchase Agreement between Company and Client of even date herewith) detailing such breach delivered by the Party alleging the breach;

(ii)
Immediately upon the filing, with respect to the other Party, of a voluntary or involuntary petition in bankruptcy if such petition is not dismissed within thirty (30) days of such filing; or upon the appointment of a receive or trustee to take possession of all, or substantially all, of the assets of a Party; or

(iii)
Immediately upon the dissolution of the other Party for any reason.

4.
Fee and Payment. In consideration of the Services, Company shall be entitled to a monthly fee of $10,000 (i) plus monthly Net Revenue in excess of Costs or (ii) minus monthly Net Costs in excess of Revenue, as the case may be. “Net Revenue” shall mean and include all revenue net of contractual allowances and allowances for uncollected accounts generated during any month from operation of Trace Regional computed in accordance with GAAP (excluding reimbursement received under Medicare and Medicaid provider agreements, CHAMPUS/TRICARE, Blue Cross and other third-party payors for and in respect of Services rendered by Client prior to the date of commencement of the Term of this Agreement). “Net Costs” shall mean and include all costs, expenses and liabilities incurred from operation of Trace Regional during any month during the Term, including without limitation, for payment of salaries, wages and benefits of persons employed at Trace Regional but excluding depreciation, all as computed in accordance with GAAP. All such Net Revenues and Net Costs during the Term shall be for Company’s account. The fee for any month shall be payable on the 20th day of the succeeding month after preparation of monthly financials reflecting Net Revenue and Net Costs.

5.
Non-Disparagement. During the term of this Agreement or at any time after termination or expiration of this Agreement for any reason, neither Party shall make any disparaging remarks or statements to anyone regarding the other Party or any person associated with the other Party, including but not limited to statements or remarks regarding the Services or the circumstances surrounding termination of this Agreement.

6.
Client’s Responsibilities. Client represents and warrants to Company that, absent gross negligence or misconduct by Company in management and support of medical staff, Client shall retain responsibility for the care and treatment of all patients related to medical services at Client’s locations and acknowledges and agrees that Company is not authorized to itself provide medical services under the laws of the State of Mississippi.

7.
Non-Assumption of Liabilities; Indemnity. Company does not assume and shall not become liable or otherwise obligated for any liabilities or obligations of Client that exist prior to the date Company assumes management under this Agreement.

8.
Independent Contractor. Company agrees that it is an independent contractor and that this Agreement and the relations between Company and Client hereby established do not constitute a partnership, joint venture, agency, or contract of employment between them, or any other similar relationship.

9.
Entire Agreement. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous agreements, commitments, representations, writings, and discussions, whether oral or written in relation to the same subject matter. This Agreement may be amended only by an instrument in writing executed by the Parties hereto.

10.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successor and assigns; provided, however, that neither Party shall have the right to assign this Agreement or any rights or delegate any of the obligators hereunder to any party without the prior written consent of the other Party. Any unauthorized attempt to assign or delegate the performance of any portion of the Services or this Agreement may, in addition to any other remedies available, be declared void by the non-assigning or non-delegating Party.

11.
Notices. Each notice required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by a nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, to the Parties at the addresses indicated in the introductory paragraph of this Agreement, to the attention of the signatories below. Either Party may change its address by giving the other Party written notice, delivered in accordance with this Section 12.

If to Company: Progressive Health of Houston LLC

Attn: Quentin Whitwell

265 N. Lamar Blvd., Suite C

Oxford, MS 38655

If to Client: Southern Health Corporation of Houston, Inc.

c/o SunLink Health Systems, Inc.

900 Circle 75 Parkway, Suite 690

Atlanta, GA 30339

12.
Severability. Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction invalidate or otherwise affect any provision of this Agreement, the provision or provisions so affected shall be conformed automatically and to the extent possible to the law or determination in question, and in all events the remaining provisions of this Agreement shall continue in full force and effect.

13.
Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia without reference to its choice of law rules and otherwise as provided in the Purchase Agreement concerning, among other things, jurisdiction and venue.

14.
Limitation of Liability. Neither Party, together with their respective affiliates, directors, officers, employees, or agents shall have any liability of any type (including, but not limited to, contract, negligence and tort liability), for any special, incidental, indirect or consequential damages, including, but not limited to, the loss of opportunity or loss of revenue or profit in connection with or arising out of the Services provided hereunder, even if such damages may have been foreseeable.

15.
Counterparts. This Agreement may be executed in counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument. An electronic scanned copy of this Agreement shall have the same force and effect as an original.

[Signature page follows]

Signature Page to Management Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Progressive Health of Houston, LLC

By: ____________________________________________

Quentin Whitwell, Member and Manager

Date: __________________________________________

Southern Health Corporation of Houston, Inc.

By:

Name: Sheila Brockman

Title: Vice President

Date: